EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Estée Lauder Companies Inc.

We consent to the incorporation by reference in Registration Statement Numbers 333-99554, 333-49606, 333-72684, 333-126820, 333-131527, 333-147262, 333-161452, 333-170534, and 333-208133 on Form S-8 and Number 333-204381 on Form S-3 of The Estée Lauder Companies Inc. and subsidiaries (“the Company”) of our reports dated August 24, 2016 relating to the consolidated balance sheets of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended June 30, 2016, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of June 30, 2016, which reports appear in the annual report on Form 10-K for the fiscal year ended June 30, 2016 of The Estée Lauder Companies Inc. and subsidiaries.

Our report dated August 24, 2016, on the effectiveness of internal control over financial reporting as of June 30, 2016, expresses our opinion that The Estée Lauder Companies Inc. did not maintain effective internal control over financial reporting as of June 30, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weakness has been identified and included in management’s assessment:

There were ineffective general information technology controls in the areas of user access and program change management over certain information technology systems that are relevant to the Company’s financial reporting processes and system of internal control over financial reporting.  As a result, business process automated and manual controls that are dependent on the affected general information technology controls were also ineffective because they could have been adversely impacted.  These control deficiencies are a result of insufficient awareness of, and training related to, internal control over financial reporting by information technology control owners in connection with a transition to a new information technology service provider.

/s/ KPMG LLP

New York, New York
August 24, 2016